                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

[ ]                                  Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                                                           Commission Only (as permitted by
[X]                                  Definitive Proxy Statement            Rule 14a-6(e)(2))
[ ]                                  Definitive Additional Materials
[ ]                                  Soliciting Material Pursuant to
                                     Rule 14a-12

     W-H Energy Services, Inc.
     ---------------------------------------------------------------------------
     (Name of Registrant as Specified In Its Charter)

     ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [X] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of Common Stock of W-H Energy Services, Inc.:

     The annual meeting (the "Annual Meeting") of shareholders of W-H Energy Services, Inc. (the "Company") will be held at The Westchase Hilton, 9999 Westheimer, Houston, Texas 77042, on Wednesday, May 14, 2003, at 10:00 a.m., Houston time, to consider and vote on:

          1. The election of seven directors to the Company's Board of Directors; and

          2. The ratification of the appointment of Pricewaterhouse Coopers LLP as independent accountants of the Company for the year ending December 31, 2003.

          3. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of the Company's common stock at the close of business on April 3, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournments.

     Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date, and return the accompanying proxy in the enclosed addressed, postage-paid envelope. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

                                           By Order of the Board of Directors

                                                 /s/ JEFFREY L. TEPERA
                                           -------------------------------------
                                           JEFFREY L. TEPERA
                                           Secretary

Houston, Texas
April 8, 2003

                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042

                                PROXY STATEMENT

                                 APRIL 8, 2003

     This Proxy Statement is furnished to the shareholders of W-H Energy Services, Inc. (the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders (the "Annual Meeting") to be held at The Westchase Hilton, 9999 Westheimer, Houston, Texas 77042, on Wednesday, May 14, 2003, at 10:00 a.m., Houston time, and at any adjournment thereof.

     This Proxy Statement and the enclosed form of proxy is first being mailed to shareholders on or about April 15, 2003, and the cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and the Company will, upon request, reimburse them for their expenses in so acting.

                                     VOTING

WHO CAN VOTE

     Only shareholders of record as of the close of business on April 3, 2003 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On April 3, 2003, the Company had outstanding 27,064,466 shares of common stock, $0.0001 par value per share (the "Common Stock"). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

HOW YOU CAN VOTE

     You may vote your shares in person by attending the Annual Meeting or you may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (i) FOR the election of all nominees for director as described under "Election of Directors"; (ii) FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2003 and (iii) in his discretion on any other matters that may properly come before the Annual Meeting.

YOU MAY REVOKE OR CHANGE YOUR VOTE

     You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's Bylaws authorize the Board to determine from time to time by resolution the number of directors. The Board has fixed the number of directors to be elected at the Annual Meeting at seven, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the person named in the enclosed proxy will vote the shares represented by the proxies received by him for the election of the seven nominees named below to each serve until the next annual meeting and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

     If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. The Company's directors are elected by a plurality vote.

     In 2002, the Board held four meetings. Each director participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

INFORMATION ABOUT DIRECTORS

     The following sets forth certain information, as of March 31, 2003, about the nominees for director of the Company.

     Kenneth T. White, Jr., age 61, has served as a director and as Chairman, President and Chief Executive Officer of the Company since its inception in April 1989. Prior to founding the Company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 30 years of experience in the oil and natural gas industry.

     Jonathan F. Boucher, age 46, has served as one of the Company's directors since August 1997. Mr. Boucher has been a partner of The Jordan Company, LLC, a private merchant banking firm, since 1983. Mr. Boucher is also a director of Jackson Products, Inc., Jordan Industries, Inc. and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

     J. Jack Watson, age 75, has served as one of the Company's directors since August 1997. Mr. Watson was Chairman, President and Chief Executive Officer of Newflo Corporation from 1987 until his retirement in 1996. Newflo is a manufacturer of pumps, valves and meters, which at the time of Mr. Watson's departure, had annual revenues of approximately $250 million.

     Christopher Mills, age 50, has served as one of the Company's directors since 1990. Mr. Mills is a director of Compass Plastics, Denison Investments PLC, Horace Small PLC, North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, and Oak Industries. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust since 1984.

     Robert H. Whilden, Jr., age 67, has served as one of the Company's directors since its inception in 1989. Since January 2000, Mr. Whilden has served as Senior Vice President, General Counsel and Secretary of BMC Software, Inc. and is also a director of Tom Brown, Inc., an independent oil and natural gas company. Until December 31, 1999, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P.

     Milton L. Scott, age 46, has served as one of the Company's directors since August 2000 and was elected as the Lead Director in 2003. Mr. Scott is currently Managing Director of The StoneCap Group, L.P. From July 2000 to September 2002 Mr. Scott served as Executive Vice President of Dynegy Inc. Mr. Scott also served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. from October 1999 to July 2000. From 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, independent public accountants, serving in various positions, most recently as partner in charge of the Gulf Coast region's technology and telecommunications practice.

     John R. Brock, age 55, is a new nominee for director. Mr. Brock is Chairman of John R. Brock & Associates where he has held this post since 2000. From 1994 to 1999, Mr. Brock was a Managing Partner of Korn/Ferry International. Mr. Brock also served as President and Chief Operating Officer of the Houston Economic Development Council from 1988 to 1993, Senior Vice President of Marketing at PaineWebber, Inc.

from 1983 to 1988, a Managing Partner of Russell Reynolds Associates from 1978 to 1983 and Senior Manager at Peat, Marwick, Mitchell & Co. from 1971 to 1977.

BOARD COMMITTEES

     The Board has an Audit Committee and a Compensation Committee but does not have a nominating committee. The current members of the Audit Committee are Messrs. Scott, Whilden and Watson. The Audit Committee met two times in 2002. Under the amended charter of the Audit Committee, a copy of which was attached to our 2001 proxy statement, the Audit Committee is responsible for (i) making recommendations to the Board concerning the engagement of the Company's independent public accountants, (ii) consulting with the independent public accountants with regard to the audit plan, (iii) consulting with the Company's principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (iv) reviewing the results of audits of the Company by its independent public accountants, (v) reviewing all related party transactions and all other potential conflict of interest situations, (vi) discussing audit recommendations with management and reporting the results of its reviews to the Board and (vii) performing such other functions as may be prescribed by the Board.

     The current members of the Compensation Committee are Messrs. Whilden and Boucher. The Compensation Committee, which met three times in 2002, administers the Company's stock option plans, makes decisions concerning salaries and incentive compensation for the Company's executive officers and performs such other functions as may be prescribed by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2002, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board or on the Compensation Committee of the Company.

DIRECTOR COMPENSATION

     Effective January 2003, at each quarterly meeting of the Board, each then serving independent director receives a quarterly fee of $3,750 for his services to the Company. In addition, each independent director receives $1,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended. An additional $750 per Audit Committee meeting is paid to the Chairman of that committee and the Lead Director, whose role is the leadership of the other independent Board members, is paid an additional $1,000 per Board Meeting attended. Each director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and for other reasonable expenses related to the performance of his duties as a director. Each of these payments is remitted on a quarterly basis on the date of quarterly Board Meeting.

     In addition, directors who attended at least 75% of the Board meetings in person are granted 10,000 options to purchase Common Stock of the Company each year on the date of the Annual Shareholders' Meeting.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                             PRINCIPAL SHAREHOLDERS

     The following table indicates the beneficial ownership, as of April 3, 2003, of the Company's Common Stock by (i) each director and director nominee,
(ii) each Named Officer disclosed under the "Summary Compensation Table," (iii) each person known by the Company to own more than 5% of the outstanding shares of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                                         OWNED          OWNED
------------------------                                      ------------   ------------
T. Rowe Price Associates, Inc.(1)...........................     3,287,866        12.1%
  c/o Price Associates
  100 E. Pratt Street
  Baltimore, Maryland 21202
JZ Equity Partners PLC(2)...................................     2,145,164          7.9
  17a Curzon Street
  London, England W1J 5HS
FMR Corp..(3)...............................................     2,118,315          7.8
  82 Devonshire Street
  Boston, Massachusetts 02109
State Street Research & Management Co.(4)...................     1,547,700          5.7
  One Financial Center, 30th Floor
  Boston, Massachusetts 02111
Kenneth T. White, Jr.(5)....................................     1,406,486          5.0
Jeffrey L. Tepera(6)........................................        75,500            *
William J. Thomas III(7)....................................       231,546            *
Ernesto Bautista, III(8)....................................        13,750            *
Stuart J. Ford(9)...........................................        10,000            *
Jonathan F. Boucher.........................................       381,143          1.4
J. Jack Watson..............................................       166,320            *
Christopher Mills(10)(11)...................................        55,750            *
Robert H. Whilden, Jr.(12)..................................        46,543            *
Milton L. Scott(13).........................................        12,500            *
John R. Brock...............................................            --           --
All directors and officers as a group (11 persons)(11)......     2,399,538          8.5

---------------

   * Represents less than 1% of the outstanding Common Stock.

 (1) This information is based upon the Schedule 13G/A filed with the Securities and Exchange Commission by the beneficial owner on February 5, 2003. Pursuant to this Schedule 13G/A, T. Rowe Price Association, Inc. has sole voting power with respect to 731,966 shares of Common Stock and sole dispositive power with respect to 3,287,866 shares of Common Stock.

 (2) This information is based on information provided to the Company by our transfer agent.

 (3) This information is based on the Schedule 13G/A filed with the SEC by the beneficial owner on February 14, 2003. Pursuant to this Schedule 13G/A, FMR Corp. ("FMR") is deemed to beneficially own (i) 1,617,841 shares of Common Stock beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (ii) 500,318 shares of Common Stock beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and (iii) 156 shares of Common Stock owned by Geode Capital Management, LLC, an entity owned and managed by certain employees and shareholders of FMR. Edward C. Johnson 3d and Abigail Johnson are deemed to beneficially own the shares of Common Stock beneficially owned by FMR. FMR has sole voting power with respect to 500,474 shares of Common Stock and each of FMR, Mr. Johnson and Ms. Johnson have shared dispositive power with respect to 2,118,315 shares of Common Stock.

 (4) This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 14, 2003. Pursuant to this Schedule 13G, State Street Research & Management Company has sole voting power with respect to 1,536,700 shares of Common Stock and sole dispositive power with respect to 1,547,700 shares of Common Stock.

 (5) Includes 900,900 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (6) Includes 75,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (7) Includes 75,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days.

 (8) Includes 13,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (9) Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 6,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Excludes 550,000 shares of Common Stock beneficially owned by North Atlantic Smaller Companies Investment Trust PLC of which Mr. Mills is an affiliate and 61,523 shares of Common Stock owned by RBSI Custody Bank Limited of which Mr. Mills is an affiliate. The beneficial owners of the shares held by RBSI Custody Bank Limited are Seaway Capital, Limited and Sannafi Limited. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Investment Trust PLC and RBSI Custody Bank Limited.

(12) Includes 6,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13) Includes 12,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company and to furnish the Company with copies of all reports filed. Based solely on the review of the reports furnished to the Company, the Company believes that, during fiscal year 2002, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met, except that Stuart J. Ford failed to timely file a Form 3 after being elected as an officer of the Company in February 2002. A Form 3 was filed on behalf of Mr. Ford in February 2003.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows compensation of the Company's chief executive officer and the Company's four other named executive officers for the last three fiscal years. The persons named in the table are referred to in this proxy statement as the "Named Officers."

                                                                                                       NUMBER OF
                                                                                                      SECURITIES
                                 ANNUAL COMPENSATION                                                  UNDERLYING
                              --------------------------    OTHER ANNUAL         ALL OTHER         OPTIONS/WARRANTS
NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)   COMPENSATION(3)(4)         GRANTED
---------------------------   ----   --------   --------   ---------------   ------------------   -------------------
Kenneth T. White, Jr. ......  2002   $300,000   $300,000       $10,400            $24,455                    --
  Chairman, President and     2001    300,000    600,000        10,400              6,750                    --
  Chief Executive Officer     2000    288,462    300,000            --                 --                    --
William J. Thomas III.......  2002    250,000    187,500        10,400              5,625                    --
  Vice President              2001    250,000    250,000        10,400              5,293                30,000
                              2000    222,917    250,000            --              5,250                70,000
Jeffrey L. Tepera...........  2002    180,000     90,000        10,400              3,531                    --
  Vice President, Secretary   2001    150,000    150,000        10,400              3,375                30,000
  and Chief Financial
  Officer                     2000    144,846    150,000         7,800              3,173                70,000
Ernesto Bautista, III.......  2002    125,000     62,500        10,000              2,427                    --
  Vice President and          2001     90,000     90,000         7,800              2,025                15,000
  Corporate Controller        2000     60,115     40,000         4,500              1,168                20,000
Stuart J. Ford(5)...........  2002    161,731     87,500         9,200              3,180                40,000
  Vice President and
  Intellectual Property
  Counsel

---------------

(1) Represents bonuses earned for the respective year that were paid subsequent to year end.

(2) Consists of allowances for and personal use of Company vehicles.

(3) Consists of the Company's contractual and discretionary contributions to the named executive officer's 401(k) plan account.

(4) Includes payments for life insurance made by the Company on behalf of Mr. White.

(5) Mr. Ford was hired on February 27, 2002, thus he received no compensation prior to that date.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. White serves as the Company's Chairman, President and Chief Executive Officer under an employment agreement, with a term that has been extended until October 11, 2003. Mr. White's employment agreement provides for an annual base salary of $400,000 plus an automobile or automobile allowance and such fringe benefits as are available from the Company to its executive officers and the executive officers of its subsidiaries. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his base compensation each year as determined in the sole discretion of the Board. If the Company terminates Mr. White's employment for any reason other than for cause, he is entitled to receive his base salary for a period of two years. Mr. White has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     On March 29, 1999, prior to the initial public offering, Mr. White was granted an option to purchase 900,900 shares of Common Stock at a purchase price of $4.55 per share. As of the date hereof, the right to purchase all 900,900 shares of Common Stock under the option has vested. This option is exercisable by Mr. White at any time until March 29, 2009 and is not transferable. Upon Mr. White's death or disability, or the termination of his employment for any reason, this option may be exercised by Mr. White or his estate, as the case may be, at any time within three (3) months form the date of such termination, death or disability.

     Mr. Thomas serves as the Company's Vice President under an employment agreement that has been extended to April 3, 2006. Mr. Thomas's employment agreement provides for an annual salary of $300,000 plus an automobile or automobile allowance and other benefits. Mr. Thomas is also entitled to incentive compensation up to a maximum of 100% of his base compensation each year as determined by the Company's Compensation Committee. Under the agreement, the Company's Compensation Committee will review Mr. Thomas's salary for possible increases based on Mr. Thomas's performance. If the Company terminates Mr. Thomas's employment for any reason other than for cause, he is entitled to receive his salary for two years. Mr. Thomas has agreed, during the term of the agreement and for a period of one year after any voluntary termination that he will not be employed by or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Tepera serves as the Company's Vice President, Secretary and Chief Financial Officer under an employment agreement with a term that has been extended to March 26, 2005. Mr. Tepera's employment agreement provides for an annual salary of $180,000 plus an automobile or automobile allowance and other benefits. Mr. Tepera is also entitled to incentive compensation each year, as determined by the Company's Compensation Committee. Under the agreement, the Company's Compensation Committee will review Mr. Tepera's salary for possible increases based on Mr. Tepera's performance. If the Company terminates Mr. Tepera's for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Tepera's employment agreement, Mr. Tepera has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Bautista serves as the Company's Vice President and Corporate Controller under an employment agreement with a term that has been extended to May 31, 2006. Mr. Bautista's employment agreement provides for an annual salary of $125,000 plus an automobile or automobile allowance and other benefits. Mr. Bautista is also entitled to incentive compensation each year, as determined by the Company's Compensation Committee. Under the agreement, the Company's Compensation Committee will review Mr. Bautista's salary for possible increases based on Mr. Bautista's performance. If the Company terminates Mr. Bautista's employment for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Bautista's employment agreement, Mr. Bautista has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which the Company or any of its subsidiaries are actively engaged in the states of Texas or Louisiana.

     Mr. Ford serves as the Company's Vice President and Intellectual Property Counsel under an employment agreement with an initial term expiring in February 27, 2006. Mr. Ford's employment agreement will be renewed automatically for an additional four year period ending February 27, 2010, unless terminated by Mr. Ford or the Company by the date of such renewal. Mr. Ford's employment agreement provides for an annual salary of $175,000 for the first two years plus an automobile or automobile allowance and other benefits. Mr. Ford's base salary will be increased to $202,500 commencing at the beginning of the third year, and also will be reviewed every two years by the Company's Compensation Committee for possible further increases based upon Mr. Ford's performance. Mr. Ford is also entitled to incentive compensation each year, as determined by the Company's Compensation Committee. Under the agreement, if the Company terminates Mr. Ford's employment for any reason other than for cause, he is entitled to receive his salary for two years. Mr. Ford's employment agreement does not prevent or restrain him from practicing law upon termination of the agreement for any reason. However, the agreement obligates Mr. Ford, for the term of employment and thereafter, to avoid conflicts of interest and to uphold Company privilege and confidentiality according to the obligations and duties to the Company placed on him by law.

2002 STOCK OPTION GRANTS

     The following table contains information concerning the grants of options to the Named Officers during fiscal year 2002.

                                       INDIVIDUAL GRANTS
                                    -----------------------                             POTENTIAL REALIZABLE
                                                 PERCENT OF                               VALUE AT ASSUMED
                                    NUMBER OF      TOTAL                                ANNUAL RATES OF STOCK
                                    SECURITIES    OPTIONS                              PRICE APPRECIATION FOR
                                    UNDERLYING   GRANTED TO   EXERCISE                     OPTION TERM(3)
                                     OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -----------------------
NAME(1)                              GRANTED      IN 2002     SHARE(2)       DATE         5%           10%
-------                             ----------   ----------   ---------   ----------   ---------   -----------
Stuart J. Ford....................    40,000        10.3%      $17.19      2/8/2012    $432,428    $1,095,857

---------------

(1) No options were granted to Kenneth T. White, Jr., William J. Thomas III, Jeffrey L. Tepera or Ernesto Bautista, III during 2002.

(2) The options were granted at or above the fair market value of the Common Stock on the date of grant with a term of 10 years, unless otherwise noted.

(3) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the Company's future common stock prices.

             AGGREGATE OPTION AND WARRANT VALUES AT FISCAL YEAR END

     The following table sets forth stock option and stock purchase warrants exercised by the individuals named in the Summary Compensation Table during fiscal 2002, and the number and value of all unexercised options and warrants at fiscal year end. The value of "in-the-money" options and warrants refers to options and warrants having an exercise price which is less than the market price of the Company's common stock on December 31, 2002.

                                                                          NUMBER OF SHARES OF
                                                                        COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                                                              UNEXERCISED                  IN-THE-MONEY
                                                                       OPTIONS/WARRANTS HELD AT      OPTIONS/WARRANTS HELD AT
                                           SHARES         VALUE            DECEMBER 31, 2002             DECEMBER 31, 2002
                                         ACQUIRED ON     REALIZED     ---------------------------   ---------------------------
NAME                                      EXERCISE     (IN DOLLARS)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                     -----------   ------------   -----------   -------------   -----------   -------------
Kenneth T. White, Jr.
  Options..............................         --       $     --       900,900            --       $9,045,036       $    --
  Warrants.............................    134,586        344,476            --            --               --            --
William J. Thomas III
  Options..............................         --             --        67,250        65,750          248,490        82,830
  Warrants.............................     90,046        217,691            --            --               --            --
Jeffrey L. Tepera
  Options..............................         --             --        71,375        61,625          314,985        41,415
  Warrants.............................         --             --            --            --               --            --
Ernesto Bautista, III
  Options..............................         --             --        13,750        21,250               --            --
  Warrants.............................         --             --            --            --               --            --
Stuart J. Ford
  Options..............................         --             --            --        40,000               --            --
  Warrants.............................         --             --            --            --               --            --

           COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, which currently is comprised of two non-employee directors, Messrs. Whilden and Boucher, provides overall guidance to the Company's executive compensation programs and administers the Company's two stock option plans.

     The Compensation Committee also makes recommendations to the Board regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the Compensation Committee of his compensation. The Board must approve all compensation actions regarding the Chief Executive Officer. The Board approved all transactions which were recommended by the Compensation Committee related to the compensation of the Chief Executive Officer for the 2002 fiscal year.

     The Company's executive compensation policy seeks to ensure that the base and cash bonus compensation of the Company's executive officers and other key employees is competitive with other similar size companies in the oilfield services industry while, within the Company, being fair and discriminating on the basis of individual performance. Annual awards of stock options are intended to retain executives and key employees and to motivate them to improve long-term performance of our Common Stock.

BASE SALARY

     In establishing base cash compensation for its executives, the Company targets the median cash compensation of its competitors for their executives having similar responsibilities. Base salaries have historically been set at or below the median, so that bonuses, which are primarily determined by individual performance, will constitute a larger portion of cash compensation. Executive base salaries are reviewed annually considering the Chief Executive Officer's recommendation for executives other than himself, each executive's performance, the competitiveness of the executive's base salary compared to the external market, the Company's financial results and overall industry conditions.

CASH INCENTIVE BONUSES

     The Compensation Committee administers the Company's cash incentive bonuses paid to executive officers, other than the Chief Executive Officer, based upon the Company's performance during each calendar year. The Board administers cash incentive bonuses paid to our Chief Executive Officer. Target bonuses are determined considering the Chief Executive Officer's recommendation for executive officers other than himself. In its discretion, the Compensation Committee may determine to award either more or less than the amount originally targeted at the beginning of the year for any employee.

STOCK OPTIONS

     The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value. The Compensation Committee has established a policy of awarding stock options each year based on competitive practices, the continuing financial progress of the Company and individual performance. All stock option awards are made with option exercise prices equal to the fair market value of the underlying stock at the time of grant. Holders of stock option awards benefit only when and to the extent that the stock price of the Company increases after the option grant. In 2002, the Compensation Committee approved annual stock option grants to one executive officer and other key employees, as recommended by the Chief Executive Officer. Option awards were made to 79 employees and executives and covered approximately 388,425 shares of underlying Common Stock. The Compensation Committee considered the performance of each individual executive officer and key employee in allocating 2002 stock option grants.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Components of the Chief Executive Officer's compensation for 2002 included a base salary and a cash incentive bonus.

     Mr. White earned a base salary of $300,000 and a bonus of $300,000 in 2002 that was paid subsequent to year end. For 2003, Mr. White's base salary has been increased to $400,000. His base salary and bonus were established pursuant to his amended employment agreement by considering various factors, including his expertise and performance.

     The Compensation Committee believes that the total compensation package provided to Mr. White is fair and reasonable based on the competitive market in which the Company conducts its business and his overall contribution to the Company's success.

POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

     For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits the ability of the Company to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Pursuant to an amendment to the Company's 1997 Stock Option Plan that was adopted by the Board in March 2001, and was approved by the Company's shareholders in June 2001, options granted by the Company have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of the executive officers of the Company reached the deduction limitation in 2002, the Compensation Committee plans to continue to evaluate the Company's salary, bonus and stock option programs to determine the advisability of future compliance with Section 162(m).

The Compensation Committee

Robert H. Whilden, Jr., Chairman
Jonathan F. Boucher

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board (the "Audit Committee") is comprised of three members of the Company's Board, Messrs. Scott, Whilden and Watson, each of whom is independent as defined in the National Association of Securities Dealers' listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee has:
(i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2002 with the Company's management, (ii) discussed with PricewaterhouseCoopers ("PWC"), the Company's independent auditor for fiscal year 2002, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90, and (iii) received and discussed the written disclosures and the letter from PWC required by Independence Standards Board Statement No. 1 and has discussed with PWC their independence from the Company. Based on such review and discussions with management and PWC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

Milton L. Scott, Chairman
Robert H. Whilden, Jr.
J. Jack Watson

AUDIT FEES

     The aggregate fees billed by Arthur Andersen LLP ("Andersen") and PWC for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $5,000 and $110,000, respectively.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     Andersen and PWC did not perform financial information system design or implementation services for the Company as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2002.

ALL OTHER FEES

     The aggregate fees, including reimbursement for expenses, billed by Andersen and PWC for services rendered to the Company, other than the services described above for the year ended December 31, 2002 were $95,282 and $40,300, respectively, of which approximately $10,787 and $40,300 were for audit related services including, among others, professional services provided in connection with acquisition activities.

     The Audit Committee has considered whether the provision of the non-audit services by PWC described under "All Other Fees" was compatible with maintaining such firm's independence and concluded PWC's independence was not compromised by the provision of such services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a discussion of transactions between the Company and its executive officers, directors and shareholders owning more than five percent of the Company's Common Stock. The Company believes that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

INDEMNIFICATION AGREEMENTS

     The Company is party to indemnification agreements with its directors and executive officers containing provisions requiring it to, among other things, indemnify them against liabilities that may arise by reason of their service to the Company, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

LEASE AGREEMENT

     One of our subsidiaries, Thomas Energy Services, Inc., leases a facility in New Iberia, Louisiana from Mr. Thomas, the Company's Vice President. In 2002, the Company paid Mr. Thomas $108,000 under this lease.

TRANSACTIONS WITH PENNY-FARTHING PRESS, INC.

     Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs services for the Company and several of its subsidiaries. In 2002, the Company made payments to Penny-Farthing Press, Inc. for graphic design and other services of approximately $28,000. During that same period Penny-Farthing Press made payments to the Company of approximately $30,000 primarily for rental of office space.

                               PERFORMANCE GRAPH

     The graph below compares the total shareholder return on the Company's Common Stock from October 11, 2000, the date of the IPO, to December 31, 2002, with the total return on the S&P 500 Index, the S&P Oil & Gas (Equipment and Services) Index and the Dow Jones U.S. Oil Drilling, Equipment & Services Index for the same period. The information in the graph is based on the assumption of
(i) a $100 investment on October 11, 2000 at closing prices on October 11, 2000 and (ii) reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
              AMONG W-H ENERGY SERVICES, INC., THE S&P 500 INDEX,
                 THE S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX
        AND THE DOW JONES U.S. OIL DRILLING, EQUIPMENT & SERVICES INDEX

                              (PERFORMANCE GRAPH)

                                                   10/11/00    12/31/00    12/31/01    12/31/02
                                                   --------    --------    --------    --------
W-H Energy Services, Inc.                          $100.00     $119.32     $115.45     $ 88.42
S&P 500                                             100.00       92.17       81.22       63.27
S&P Oil & Gas (Equipment & Services)                100.00       93.45       62.20       55.06
Dow Jones U.S. Oil Drilling, Equipment &
  Services                                          100.00       94.96       65.42       60.22

* $100 invested on 10/11/00 in stock or in index -- including reinvestment of dividends. Fiscal year ending December 31.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors of the Company annually considers and recommends to the Board the selection of the Company's independent public accountants. As recommended by the Company's Audit Committee, the Board of Directors determined not to engage Arthur Andersen LLP ("Andersen") as the Company's independent public accountant. Effective April 12, 2002, Andersen was terminated as the Company's independent public accountant and PWC was appointed to serve as the Company's independent public accountant for 2002.

     Andersen's reports on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's two most recent fiscal years and through the date of Andersen's termination, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years. There were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

     The Company provided Andersen with a copy of the foregoing disclosure and requested Andersen to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements by the Company in the foregoing disclosure and, if not, stating the respects in which it does not agree. Andersen's letter, which stated that it was in agreement with the preceding disclosure, was filed as Exhibit 16 to the Company's Current Report on Form 8-K dated April 17, 2002.

     During the Company's two most recent fiscal years and through the date of the engagement of PWC, the Company did not consult PWC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                  PROPOSAL TWO

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee of our Board of Directors, our Board appointed PWC as independent public accountants to audit our consolidated financial statements for the year ending December 31, 2003. If the appointment is not ratified, our Board will consider the appointment of other independent accountants. A representative of PWC is expected to be present at the meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a

"broker non-vote"), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by the Company in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein, for the ratification of the appointment of the independent accountants, and in the proxy holder's discretion for all other matters that come before the Annual Meeting. The Company does not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

SHAREHOLDER NOMINATIONS AND PROPOSALS

     To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board) of candidates for election to the Board and with regard to certain matters to be brought before an annual meeting of shareholders. In general, our Bylaws provide that written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. However, if our shareholders receive less than 30 days notice of an annual meeting, written notice of shareholder proposals must be received no later than 10 days after public disclosure of the date of such meeting. If we do not receive notice of your proposal before April 18, 2003, it will be considered "untimely" and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

W-H ENERGY SERVICES, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X] THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW:

                          FOR all
                          nominees listed below       WITHHOLD AUTHORITY
                          (except as marked to        to vote for all nominees
                           the contrary below)        listed below
                          [ ]                         [ ]

1.       The election of seven directors;

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME LISTED BELOW.

     Kenneth T. White, Jr.        Jonathan F. Boucher     J. Jack Watson    Christopher Mills
     Robert H. Whilden, Jr.       Milton L. Scott         John R. Brock

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

2. The ratification of the appointment of PricewaterhouseCoopers, L.L.P. as independent accountants of the Company for the year ending December 31, 2003.

3. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ABOVE. THE PROXY HOLDER NAMED ABOVE WILL VOTE IN HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                         Date:                        2003
                         ------------------------------------------------
                         Signature of Shareholder
                         ------------------------------------------------
                         Additional Signature, if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE TO: W-H ENERGY SERVICES, INC. 10370 RICHMOND AVENUE, SUITE 990 HOUSTON, TEXAS 77042. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF W-H ENERGY SERVICES, INC. The undersigned hereby appoints Kenneth T. White, Jr. proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of W-H Energy Services, Inc. held of record by the undersigned on April 3, 2003 at the annual meeting of shareholders to be held on May 14, 2003, or any adjournment thereof. IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE